Exhibit 99.1

MARINEMAX EXPANDS FINANCIAL CAPACITY

~Amends Credit Facility, Adds Liquidity and Extends Term~

~Prepares for Continued Growth~

CLEARWATER, FL – July 13, 2021 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat and yacht retailer, announced today that it increased the amount, and extended the term, of its credit facility. The facility now provides MarineMax with $500 million of borrowing capacity, further increasing the Company’s liquidity and financial flexibility for future growth.

The enhanced credit facility has a three-year term expiring in July 2024, and two one-year options to renew, subject to lender approval.  Borrowings under the facility are secured primarily by the Company’s inventory that is financed through the facility. Under the amendment, certain provisions of the credit facility were modified, providing additional liquidity to the Company. The Company’s sizeable real estate portfolio is not pledged under the facility.

At June 30, 2021, the Company had financial capacity of over $329 million, consisting of cash and cash equivalents, along with available borrowings under its credit facilities.

Michael H. McLamb, Executive Vice President, Chief Financial Officer and Secretary of MarineMax, Inc. stated, “Through both organic and acquisition related growth, we have significantly increased the size of MarineMax.   This amendment and extension of the term of our credit facility is an important step as we look ahead and plan for the future. The lenders in our facility have been long-term partners to MarineMax and we appreciate their confidence in our strategies and management. Product demand continues to be strong, which is a testimony to the strength of the boating lifestyle.”

The agent of the facility is Wells Fargo Commercial Distribution Finance and includes the following lending partners: M&T Bank, Bank of the West and Truist Bank.

About MarineMax

MarineMax is the world’s largest recreational boat and yacht retailer, selling new and used recreational boats, yachts and related marine products and services, as well as providing yacht brokerage and charter services. MarineMax has over 100 locations worldwide, including 77 retail dealership locations, including 30 marinas or storage operations. Through Fraser Yachts and Northrop and Johnson, it is also the largest super-yacht services provider, operating locations across the globe. MarineMax provides finance and insurance services through wholly owned subsidiaries and operates MarineMax Vacations in Tortola, British Virgin Islands.  The Company also operates Boatyard, a pioneering digital platform that enhances the boating experience. MarineMax is a New York Stock Exchange-listed company (NYSE:HZO). For more information, please visit www.marinemax.com.

Forward Looking Statement

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the Company's potential growth and the strength of product demand.  These statements are based on current expectations, forecasts, risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this release. These risks, assumptions and uncertainties include the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, the quality of the new product offerings from the Company’s manufacturing partners, the impacts (direct and indirect) of COVID-19 on the Company’s business, the Company’s employees, the Company’s manufacturing partners, and the overall economy, general economic conditions, as well as those within our industry, the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations, and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2020 and other filings with the Securities and Exchange Commission.  The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
	Michael H. McLamb	Brad Cohen or Dawn Francfort
	Chief Financial Officer	ICR, LLC.
	Abbey Heimensen	investorrelations@marinemax.com.
Public Relations
MarineMax, Inc.
727.531.1700